Schedule 13G/A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. __1_________)*

Quintek Technologies Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

7389
(CUSIP Number)

December 10, 2001
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
      [   ]Rule 13d-1(b)
      [x  ]Rule 13d-1(c)
      [   ]Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a
 reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP No. ..7389.

 1.Names of Reporting Persons.
 I.R.S. Identification Nos. of above persons (entities only).
       Gabor Sador Acs as President and Sole Shareholder
	and Sole Trustee
         Penny King Holdings Corporation
        Free and Clear Foundation

3.SEC Use Only

4.Citizenship or Place of Organization Canadian, Delaware, District of
Columbia

       Number of
      Shares
      Beneficially
      Owned by
      Each Reporting
      Person With

 5.Sole Voting Power 2,358,490

6.Shared Voting Power 0

7.Sole Dispositive
  Power....2,358,490.

8.Shared Dispositive Power 0

9.Aggregate Amount Beneficially Owned by Each Reporting
      Person...2,358,490...

10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions).................................

 11.Percent of Class Represented by Amount in Row (9) 7%.......

12.Type of Reporting Person (See Instructions) CO

 Item 1.

 (a)Name of Issuer Quintek Technologies

 (b)Address of Issuer's Principal Executive Offices
               537 Constitution Avenue, Suite B
               Camarillo, CA 93012
 Item 2.

 (a)Name of Person Filing
          1) Gabor Sandor Acs as President, Sole Shareholder of
              Penny King Holdings Corp., and Trustee of Free and Clear Foundation
          2) Penny King Holding Corporation
          3) Free and Clear Foundation

  (b)Address of Principal Business Office or, if none, Residence
               Penny King Holding Corporation
               613 Coral Reef Drive
               Gaithesburg, MD 20878

(c)Citizenship
        1) Canadian-Gabor Acs
        2) Delaware-Penny King Holdings Corporation
        3) District of Columbia-Free and Clear Foundation

(d)Title of Class of Securities Common

(e)CUSIP Number 7389

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
1) _____December 18, 2001_____
               Date
__/s/ Gabor Sadors Acs__
       Signature
______________________________
      Name/Title

2)Dec 18, 2001
  Date
/s/ Penny King Holdings Corporation
Signature

Name/Title

3)Dec 18, 2001
Date
/s/ Free and Clear Foundation by
Trustee Gabor Sadors Acs
(signature)
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.

The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute
 Federal criminal violations  (See 18 U.S.C. 1001)